Exhibit 99.1

VERTRO, INC. RECEIVES NASDAQ NONCOMPLIANCE NOTICES FOR MINIMUM BID PRICE AND MINIMUM MARKET VALUE OF PUBLICLY HELD SHARES

NEW YORK, NY – September 18, 2009 – Vertro, Inc. (NASDAQ:VTRO) today announced that it received two noncompliance notices on September 15, 2009 from The NASDAQ Stock Market. The first notice states that the minimum bid price of the Company's common stock has traded below $1.00 per share for 30 consecutive business days and that the Company is therefore not in compliance with NASDAQ Listing Rule 5450(a)(5); the second notice states that the Company has not maintained a minimum market value of publicly held shares of $15,000,000 for the last 30 consecutive trading days, as required for continued inclusion on the NASDAQ Global Market by NASDAQ Listing Rules 5450(b)(2)(C) or 5450(b)(3)(C).

The notification letters have no effect at this time on the listing of the Company's common stock on The NASDAQ Global Market and Vertro’s common stock will continue to trade on The NASDAQ Global Market under the symbol VTRO.

The minimum bid price notification letter states that Vertro will be afforded 180 calendar days, or until March 15, 2010, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If the Company does not regain compliance by March 15, 2010, NASDAQ will provide written notification to the Company that the Company's common stock will be delisted. At that time, the Company may appeal NASDAQ's delisting determination to a NASDAQ Listing Qualifications Panel.

The minimum market value for publicly held shares (MVPHS) notification letter states that Vertro will be afforded 90 calendar days, or until December 14, 2009, to regain compliance. MVPHS is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, employee stock ownership plans, or beneficial owners of 10% or more, by the closing inside bid price. If the Company does not meet the minimum $15,000,000 market value test for a minimum of 10 consecutive trading days before December 14, 2009, it will receive notice of delisting from NASDAQ, which notice may be appealed at that time. Further, the Company may transfer its securities listing to the NASDAQ Capital Market, provided it meets the continued inclusion requirements for that market.

The Company intends to actively monitor the bid price for its common stock and the market value of its publicly held shares and will consider available options to resolve the deficiencies and regain compliance with the NASDAQ requirements.

With respect to the minimum bid price, such actions could include implementation of the 1-for-10 reverse split of the Company's common stock that was authorized by the Company’s stockholders at the Company’s annual meeting on June 11, 2009.  The reverse stock split could be implemented at any time prior to December 31, 2009. In the event the Board of Directors implements the reverse stock split, the Company will make a public announcement to stockholders prior to the record date.

About Vertro, Inc.
Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements include, among other things, among other things, the potential and prospects of Vertro, Inc. regaining and maintaining compliance with the listing standards of the NASDAQ Global Market. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q2 2009.

For further information:
Alex Vlasto
VP, Marketing & Communications
Alex.vlasto@vertro.com